COMPUTERS                                           Exhibit 10.41
NETWORKS

               PROFESSIONAL OUTSOURCING AGREEMENT
                             BETWEEN
                  CATHERINES STORES CORPORATION
                               AND
                   COMPUTERS & NETWORKS, INC.


THIS AGREEMENT entered into December 10, 1996 by and between COMPUTERS & NETWORKS, INC. (hereinafter referred to as "C&N") and
CATHERINES STORES CORPORATION (herein referred to as the "CLIENT").

                           WITNESSETH:

IN CONSIDERATION of the mutual promises contained herein, the parties agree and enter into this Agreement according to the provisions contained herein:

1.   C&N agrees to perform as follows:

     a) OUTSOURCING INTENT AND SCOPE. C&N shall provide requested Information Technology (IT) related professional outsourcing services to CLIENT which may include, but are not limited to providing a Network/Communication Manager (NCM) with the following responsibilities: manage, operationally maintain and upgrade LAN/WAN in the Memphis and New York offices, including hardware, software, communications, data and user security and user work stations and maintain documentation of all network components and procedures. The Novell 3.12 network consists of multiple servers, including a Unix Oracle database server, a communication server, and an NT web server. The network currently serves 250 users, including 45 remote laptop users. Network connections are achieved with fiber optic cable, 10baseT ethernet, and frame relay to New York Office, routers, hubs and terminal servers. Client workstations' Operating Environment is Windows 3.11.

          Manage, operationally maintain, upgrade and expense management of corporate data and voice communication, including Rolm 9751 model 10 system, DS3/T1 lines and internet circuit. Manage, maintain, upgrade and expense management of store data and voice communications for long distance and local access. C&N will advise on matters of third party service, with final negotiations to be done by CLIENT.

          C&N shall provide three additional Network Analysts (NA) that will assist and report to the NCM in the performance of his or her duties.

          The intent of this agreement is to provide personnel for daily operations and routine user serviceable repairs as allowed by the manufacturer. Any hardware service requiring factory authorized personnel, as well as any repair or replacement parts is specifically excluded.

     b) WORK ORDERS. On Monday of each week CLIENT shall approve and sign completed work orders for the preceding week, Monday through Sunday. Work orders shall contain a description of tasks performed and hours worked. Any overtime reflected in the work orders shall be billed separately at the overtime rate referenced herein. Approved work orders shall be made a part hereof and shall be governed by the terms and conditions of this Agreement.

     c) WORK SCHEDULE. Unless stated otherwise herein, working hours shall be approximately 8:00am to 5:00pm Monday through Friday, constituting approximately a 40 hour week. C&N reserves the right to provide qualified substitute personnel in the event of an absence due to vacation, leave, illness, or personal leave. A certified netware administrator and/or engineer will be provided when the NCM is on vacation, leave, or training related to the CLIENT's MIS department. Exceptions to this schedule shall include circumstances beyond C&N's control. For the purpose of overtime calculations, the base rate shall be: $55.00 per hour for the NCM and $40.00 per for the NAs. Work performed in excess of 40 hours shall be billed at 1.5 times the base hourly rate. CLIENT will be provided with access to C&Ns 24 hour dispatch telephone number for support outside the base schedule.

     d) CONFIDENTIALITY AND OWNERSHIP. C&N shall keep all details concerning the work confidential, and shall not distribute, sell, or disclose any part of the CLIENT's system documentation or resulting programs to any other party. C&N shall safeguard all the CLIENT's programs, documentation, etc., while in its custody with the same level of security and safety that it would use to safeguard its own records. The confidentiality of this Agreement shall survive any termination of this agreement. CLIENT agrees to treat the terms of this agreement as confidential.

     e) WARRANTY. C&N warrants that its service shall be of professional quality conforming to generally accepted IT professional operating standards. C&N makes no other warranties, written, oral or implied, including without limitation any implied warranties of merchantability or fitness for a specific purpose.

     f) SECURITY. C&N agrees to comply with security regulations in effect at the CLIENT's premises.

     g) INVOICES. C&N shall invoice the CLIENT monthly for services rendered and miscellaneous charges in accordance with this Agreement. Terms shall be those agreed upon by "CLIENT" and "C&N" at the execution of this Agreement and made part hereto. Invoices shall include expenses involved and work performed from Monday through Sunday of each week. Overtime, as defined herein, shall be documented on the approved work orders.

     h) TERM. Agreement period will commence on December 10, 1996 and will expire at midnight December 9, 1997.

     i) PERSONNEL TERMINATION. C&N will provide employees in each employee class i.e. NCM and three NAs to service CLIENT's account. Employees will be used interchangeably at C&N's sole discretion to best satisfy the CLIENT's needs on a specific project. In the event that the employment relationship between an employee who is performing service for the CLIENT and C&N is terminated, C&N shall make every reasonable effort to replace the employee with another employee of comparable background and experience.

          C&N shall terminate immediately the services rendered to the CLIENT by any C&N employee that CLIENT determines is not performing at an adequate level consistent with the employee's background and experience. Prior to termination, C&N shall have received two letters of warning from CLIENT to improve said employee's performance. The letter will explain specifically the employee's lack of performance prior to the termination of services. C&N shall make every reasonable effort to replace such an employee with an employee suitable to the CLIENT.

2. ADDITIONAL PERSONNEL. C&N shall make additional personnel available to CLIENT for special projects or to supplement current staff. The rate for additional personnel shall be:
     $55.00 per hour for CNE/CNA/MCSE, $40.00 per hour for all other personnel. Overtime and expenses shall be reimbursed in accordance with section 1 paragraph C.

3.   The CLIENT agrees to perform and to compensate C&N as follows:

     a) COMPENSATION. The CLIENT shall compensate C&N for outsourcing services at a fixed-price rate of $364,000.00 plus tax paid in twelve monthly payments on the first of each month. The monthly invoice of $30,333.33 plus tax not including overtime will be at the fixed-price rate presented herein for services rendered to CLIENT. A separate monthly invoice for overtime as well as any reasonable travel, hotel, meals, or related expenses involved in work at locations outside the Memphis, TN MSA shall be reimbursed by the CLIENT, provided that such arrangements shall be approved in advance by CLIENT.

     b) TRAINING. C&N will provide ongoing training for C&N personnel as it relates to CLIENTs existing technology platforms, as referenced in section 1, paragraph a. Additionally, C&N will provide substitute personnel at no additional charge during any such training period.

          Should CLIENT implement a new technology, hardware platform, telephony system, or application software specific to the CLIENT's operation, CLIENT agrees to reimburse C&N for any reasonable training costs associated with operation, use, or maintenance of said product, provided that said product or technology is unique or proprietary to CLIENTs operation.

     c) CLIENT'S RESOURCES. The CLIENT shall provide working space, computer time, system(s) passwords, access to facilities equipment, systems software, magnetic media, and supplies as required for performance of services.

     d) TAX APPLICABILITY. Any applicable sales tax shall be payable by CLIENT in addition to the fees stated herein.

4. INDEPENDENT CONTRACTOR. In making and performing this Agreement, the parties shall act at all times as independent contractors, and at no time shall either party make any commitments or incur any charges or expenses for or in the name of the other party, or be considered the agent, partner, joint venture, employer or employee of the other party. C&N employees are not employees of CLIENT for any purpose whatsoever. C&N may, with prior written approval, incur charges for CLIENT necessary for the daily operation of the department.

5. AGREEMENT NOT TO EMPLOY. While this Agreement is in effect and for a period of six months thereafter, CLIENT and C&N agree that neither party shall hire or extend an offer of employment to any of the other party's employees or former employees, however, in the case of former employees the hiring limitation shall expire six months after the employee's termination. This provision may be specifically enforced.

6 SUBCONTRACT. C&N shall not subcontract or permit anyone other than its personnel to perform any of the work, services or other performance required of C&N under this Agreement without prior written approval by the CLIENT.

7.   INSURANCE AND LIABILITY.

     a) INSURANCE. C&N shall provide workman's compensation insurance coverage for all its employees. A certificate of insurance evidencing this coverage shall be provided to CLIENT upon request. C&N shall maintain comprehensive general liability and property damage coverage for injuries to persons and property damage occurring during the performance of services by C&N under this Agreement, with limits of $1,000,000 for bodily injury to persons and $1,000,000 for damage to property. C&N's sole liability for said injuries and damages shall be to provide the above described insurance.

     b)   AGREEMENT LIABILITY LIMITATION.

          i) CLIENTs liability shall, in the aggregate, be limited to the total amount payable under this Agreement.

          ii) C&N shall not be deemed or held to be obligated or accountable upon or under any warranties or guaranties, express or implied, statutory, by operation of law, or otherwise, in any manner or form, beyond the express warranties set forth in this Agreement. C&N's liability shall be limited to the amounts already received for the portion of the services which are in dispute and the express liabilities set forth in the Agreement. C&N shall not be held responsible for any lost profits or for any claim or demand against the CLIENT by any other party.

     c) CONSEQUENTIAL DAMAGES. Neither party shall be liable to the other for any indirect, special or consequential damages.

     d) UNCONTROLLABLE ACTS. Neither party shall be responsible for delays or failures in performance resulting from acts beyond their reasonable control.

     e) STATUTE OF LIMITATION. No action, regardless of form, arising out of the services under this Agreement, may be brought by either party more than one year after the cause of action occurred.

8.   MISCELLANEOUS.

     a) NOTICES. Any notices provided for in this Agreement shall be given in writing and transmitted by personal delivery or prepaid first class registered or certified mail addressed as follows:

          If to CLIENT:  CATHERINES STORES CORPORATION
                         3742 LAMAR AVE
                         MEMPHIS, TN 38118
                         ATTN:  JULIE BOLAND, NETWORK
                                COMMUNICATION MANAGER

          If to C&N:     COMPUTERS & NETWORKS, INC.
                         2771 COLONY PARK DR.
                         MEMPHIS, TN 38118
                         ATTN:  DAN COLLINS, PRESIDENT

     b) CANCELLATION. Either party can cancel this agreement with 60 days advance written notice.

     c) AGREEMENT MODIFICATIONS. Neither party can waive or modify any term of this Agreement unless in writing and signed by both parties.

     d) ADDITIONAL SERVICES. All additional services not covered under this Agreement rendered to the CLIENT by C&N shall be subject to the same terms and conditions as contained in the Agreement.

     e) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter. All prior agreements are superseded hereby.

     f)   SEVERABILITY.   In the event that the language of any
          portion of this Agreement is adjudicated invalid, the remainder of this Agreement shall remain in force.

     g) GOVERNING LAW. This Agreement is governed by the applicable Tennessee law.

     h)   ENFORCEMENT COSTS.   The prevailing party shall be
          entitled to be reimbursed for all costs and expenses incurred to enforce the terms of this Agreement, including reasonable attorney's fees.

     i)   HEADINGS.   Headings used in this Agreement are for
          reference purposes only and shall not be deemed a part of this Agreement.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its respective authorized agent effective as of the date first above written.

COMPUTERS & NETWORKS, INC.         CATHERINES STORES CORPORATION


By:  /s/ Danny Collins             By:  /s/ Tony Mann
   ---------------------------        --------------------------
   Danny Collins                      Tony Mann

Title:  President                  Title:  VP-MIS
      ------------------------           -----------------------
               ("C&N")                         ("CLIENT")